UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2020

VBI VACCINES INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37769	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Third Street, Suite 2241 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

(617) 830-3031

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares, no par value per share	VBIV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01. Entry into a Material Definitive Agreement.

On May 22, 2020, VBI Vaccines Inc. (the “Company”) entered into a Loan and Guaranty Agreement (the “Loan Agreement”) by and among the Company, Variation Biotechnologies Inc., a Canadian federal corporation (“Borrower Representative” and together with the Company, the “Borrowers”), various guarantors party thereto, including SciVac Ltd. (individually, each a “Guarantor,” and collectively, the “Guarantors”), K2 HealthVentures (“K2HV”), a life sciences-focused investment firm, any other lender from time to time party thereto (with such lenders and K2HV collectively referred to as “Lenders,” each a “Lender”), K2HV, as administrative agent for Lenders (in such capacity, together with its successors, “Administrative Agent”), and Ankura Trust Company, LLC, as collateral trustee for Lenders (in such capacity, together with its successors, “Collateral Trustee”), pursuant to which the Lenders agreed to make a term loan available to the Borrowers for working capital and general business purposes, in a principal amount of up to $50 million (the “Term Loans”), to be advanced to the Borrowers in four tranches.

The Lenders advanced the first tranche of $20 million (the “First Tranche Term Loan”) to the Borrowers on May 22, 2020 (the “Closing Date”). Approximately $14.6 million of the First Tranche Term Loan was used to repay the Company’s existing term loan facility with Perceptive Credit Holdings LP. In addition, pursuant to a fee letter between the Administrative Agent and Borrower Representative (the “Fee Letter”), the Borrowers paid a facility charge to the Lenders of $400,000 on the Closing Date (the “Facility Charge”). After the payments to Perceptive Credit Holdings, LP, the Facility Charge and other expenses of Borrowers and Lenders, the net proceeds to the Borrowers of the First Tranche Term Loan were approximately $4.5 million.

The Lenders agreed to make available to the Borrowers additional tranches subject to the following conditions and upon the submission of a loan request by the Borrowers: (1) a maximum amount of $10 million (the “Second Tranche Term Loan”) between January 1, 2021 and April 30, 2021 subject to achievement of certain clinical and transactional milestones; (2) an amount of $10 million (the “Third Tranche Term Loan”) between the Closing Date and December 31, 2021, subject to achievement of a certain U.S. Food and Drug Administration approval; and (3) a maximum amount of $10 million (the “Fourth Tranche Term Loan”) any time prior to June 30, 2022, subject to the advance of the Third Tranche Term Loan, satisfactory review by the Administrative Agent of the financial and operating plan of the Borrowers and any Guarantor, and approval by the Lenders’ investment committee.

The outstanding principal amount of the Term Loans bear interest at a variable annual rate equal to the greater of (i) 8.25% and (ii) the sum of (a) the prime rate as noted in The Wall Street Journal, Money Rates section, plus 5.00%. The Borrowers are required to make interest payments monthly in arrears, beginning on July 1, 2020. The prime rate on May 22, 2020 was 3.25%.

The Term Loans will begin amortizing on July 1, 2022; however, if the Third Tranche Term Loan is made in accordance with the terms of the Loan Agreement and, provided that no event of default has occurred and is continuing, the amortization date will be January 1, 2023 (the “Amortization Date”). The Borrowers will pay equal monthly installments of principal and interest, with such payments beginning on the Amortization Date, and continuing on the first business day of each month thereafter until the Term Loans are repaid. The final maturity date of the Term Loans is June 1, 2024. Pursuant to the Fee Letter, upon the final payment of the Term Loans, the Lenders are entitled to an end of term charge equal to 6.95% of the aggregate original principal amount of the Term Loans made pursuant to the Loan Agreement.

At the Borrowers’ option, the Borrowers may prepay all, but not less than all, of the outstanding principal balance and all accrued and unpaid interest with respect to the principal balance being prepaid of the Term Loans, provided the Borrowers give written notice to the Administrative Agent of their election to prepay the Term Loans at least thirty (30) days prior to such prepayment. If the prepayment of a Term Loan occurs (i) no later than the second-year anniversary of the date such Term Loan is funded (the “Funding Date”), the Lenders are entitled to a prepayment premium equal to 3% of the amount of the Term Loan prepaid, (ii) after the second-year anniversary of the Funding Date, the Lenders are entitled to a prepayment premium equal to 2% of the amount of the Term Loan prepaid, and (iii) after the third-year anniversary of the Funding Date, the Lenders are entitled to a prepayment premium equal to 1% of the amount of the Term Loan prepaid.

The Lenders may jointly elect at any time and from time to time after the Closing Date, prior to the payment in full of the Term Loans, to convert any portion of the principal amount of the Term Loans then outstanding (the “Conversion Amount”) into shares of the Company’s common stock (“Conversion Shares”) at a conversion price of $1.46 (the “Conversion Price”), provided that the aggregate principal amount converted to the Company’s common stock will not exceed $4,000,000, pursuant to a conversion election notice, to be delivered at the direction of Lenders by the Administrative Agent to the Company. A conversion election notice, once delivered, shall be irrevocable unless otherwise agreed in writing by the Company. On the third trading day after a conversion election notice has been duly delivered, the Company shall credit to each Lender or affiliate designated by the Lender in the conversion election notice a number of Conversion Shares equal to (x) the Conversion Amount indicated in the applicable conversion election notice divided by (y) the Conversion Price. The Company granted the Lenders customary registration rights with respect to the Conversion Shares. The Company also granted the Lenders the right to participate in future equity financings of the Company in an amount up to $5,000,000 in the aggregate.

The Loan Agreement includes affirmative and negative covenants applicable to the Company and its subsidiaries. The affirmative covenants include, among others, covenants requiring the Company and its subsidiaries to maintain its legal existence and governmental approvals, deliver certain financial reports and maintain insurance coverage. The negative covenants include, among others, restrictions on the Company and subsidiaries from transferring collateral, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, making investments, creating liens, selling assets, and suffering a change in control, in each case subject to certain exceptions. In general, the Loan Agreement prohibits the Company from declaring or paying any cash dividend or making a cash distribution on any class of the Company’s capital stock, including common stock, subject to certain exceptions.

The Loan Agreement also includes events of default, the occurrence and continuation of which provide the Administrative Agent the right to declare all loan obligations immediately due and payable and to stop advancing money or extending credit. These events of default include, among other things, the Borrowers’ failure to pay any amounts due under the Loan Agreement or any of the other loan documents, a breach of covenants under the Loan Agreement, the insolvency of a Borrower or a Guarantor, a material adverse effect occurring, the occurrence of certain defaults under certain other indebtedness or certain final judgments against a Borrower or a Guarantor.

In connection with the Loan Agreement, the Company entered into (i) a security agreement, dated as of May 22, 2020, by and among the Company, Borrower Representative, the grantors party thereto and K2HV, (ii) a pledge and security agreement, dated as of May 22, 2020, by and among the Company, VBI Vaccines (Delaware) Inc. and Variation Biotechnologies (US), Inc., as grantors, K2HV, as lender and administrative agent for lender, and Ankura Trust Company, LLC, as collateral agent for lender and (iii) fixed and floating pledges between SciVac Ltd. and the Administrative Agent (collectively, the “Security Documents”). Pursuant to the Security Documents, the Administrative Agent (on behalf of the Lenders) has a lien in substantially all assets of the Company and its subsidiaries other than their intellectual property.

The foregoing is not a complete description of the terms and conditions of the Loan Agreement and is qualified in its entirety by reference to that agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

In connection with the Loan Agreement, on the Closing Date, the Company issued to K2HV a warrant to purchase a number of shares of common stock equal to the value of the aggregate original principal amount of the Term Loans actually funded, multiplied by 3.50%, divided by the warrant price of $1.12. The warrant may be exercised either for cash or on a cashless “net exercise” basis. The warrant is immediately exercisable and expires on May 22, 2030. The issuances of the term loan and the warrant were exempt from the requirements of the Securities Act of 1933, as amended, pursuant to an exemption provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder as transactions by an issuer not involving a public offering. The Company granted to the holder of the warrant customary piggy back registration rights with respect to the shares of common stock underlying the warrant.

In addition, the information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 3.02.

The foregoing is not a complete description of the terms and conditions of the warrant agreement or the Loan Agreement and is qualified in its entirety by reference to those agreements, copies of which are filed as Exhibits 10.2 and 10.1, respectively, to this Current Report on Form 8-K.

Item 3.03. Material Modification to Rights of Security Holders.

The information required by this Item 3.03 is contained in Item 1.01 and is incorporated by reference herein.

Item 8.01 Other Events.

On May 27, 2020, the Company issued a press release announcing its entry into the Loan Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Loan and Guaranty Agreement, dated as of May 22, 2020, by and among VBI Vaccines Inc., as borrower, Variation Biotechnologies Inc., as borrower representative, each of the guarantors signatory thereto, K2 HealthVentures LLC, as lender and as administrative agent, and Ankura Trust Company, LLC, as collateral trustee for lenders.

10.2	Form of Warrant.

99.1	Press Release dated May 27, 2020.

*Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VBI Vaccines Inc.

Date: May 27, 2020	By:	/s/ Jeff Baxter
Jeff Baxter
President and Chief Executive Officer